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Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 701 Fifth Avenue Suite 5100 Seattle, Washington 98104-7036 o: 206.883.2500 f: 866.974.7329

March 23, 2023

Athira Pharma, Inc.
18706 North Creek Parkway, Suite 104
Bothell, WA 98011

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Athira Pharma, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,272,643 shares of your common stock, par value $0.0001 per share (the “Shares”), consisting of: (i) 1,893,869 shares of common stock to be issued under the 2020 Equity Incentive Plan (the “2020 Plan”) and (ii) 378,774 shares of common stock to be issued under the 2020 Employee Stock Purchase Plan (the “2020 ESPP,” and together with the 2020 Plan, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

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March 23, 2023

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation